EXHIBIT 99.1

RADNOR HOLDINGS CORPORATION AND ITS DOMESTIC SUBSIDIARIES

FILE TO REORGANIZE UNDER CHAPTER 11

All Manufacturing and Distribution Facilities Operating As Usual

Obtains Commitment for $103 Million in DIP Financing Through Completion of Sale Process

Reaches Agreement to Sell its Business Operations as a Going Concern

RADNOR, Pa., August 21, 2006 /PRNewswire/ — Radnor Holdings Corporation (the “Company”) announced today that the Company and all of its U.S. subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, which provides for the Company to continue to operate as usual while commencing a sale process for all or a portion of its assets or an alternative reorganization. The filings were made today in the U.S. Bankruptcy Court for the District of Delaware in Wilmington, Delaware.

The Company’s U.S. operations, WinCup and StyroChem, are expected to continue to operate in the normal course of business during the pendency of the Chapter 11 cases. All of the Company’s manufacturing and distribution facilities are expected to remain open on normal schedules, and the Company expects to continue to fulfill customer orders and provide uninterrupted customer service.

In connection with the filing, the Company has secured a commitment for $103 million in debtor-in-possession (DIP) financing to enable the Company to maintain stable operations during the pendency of the Chapter 11 proceedings. Approximately $64 million of the DIP financing will be used to repay the Company’s outstanding balance under its pre-petition revolving facility. The DIP financing, which is subject to other conditions and limitations, including Court approval, will be available to satisfy the Company’s operating and other ordinary course obligations, including payment of employee wages and benefits and payments to suppliers for goods and services received after the Chapter 11 filing.

The Company also announced that it has entered into an agreement to sell substantially all of its assets, including its WinCup and StyroChem businesses, as a going concern to an affiliate of Tennenbaum Capital Partners, LLC (“Tennenbaum Capital Partners”) as a “stalking horse bidder,” and as such, the agreement is subject to the approval of the Bankruptcy Court under Section 363(b) of the U.S. Bankruptcy Code after the solicitation of higher or otherwise better offers, and certain other conditions. Tennenbaum Capital Partners is a Santa Monica, California based private investment firm managing over $4 billion in private funds and is one of the Company’s current investors. The agreement is also terminable upon consummation of a competing transaction or an alternative reorganization. The Company expects a sale or alternative reorganization to be completed within 90 days.

As the Company previously announced in June, the Company has been actively pursuing strategic alternatives while at the same time implementing aggressive measures to improve operating performance. The Company has determined that the best alternative available to maximize the value of its assets for all of its stakeholders was to commence the Chapter 11 proceedings.

The Company’s foreign subsidiaries in Finland, Canada and Poland were not included in the Chapter 11 filing in the U.S. and are conducting business as usual. The secured lenders of the Company’s Finnish subsidiary have agreed to forbear from exercising any rights or remedies arising out of the Company’s Chapter 11 filing, subject to certain conditions, for a period of 90 days.

The Company’s financial advisor is Lehman Brothers. Its legal advisor is Skadden, Arps, Slate, Meagher & Flom LLP.

Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day-to-day operations and payments to vendors and employees in the ordinary course. These statements represent management’s current views and are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed or implied herein. Factors that could cause the Company’s results to differ materially from those expressed or implied herein include (i) industry conditions, including changes in the cost or availability of raw materials and energy, changes in transportation costs, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (ii) market and economic factors, including changes in interest rates, international conditions, currency exchange rates, credit ratings issued by rating organizations and pension and healthcare costs and the effect of natural disasters, such as hurricanes; (iii) continued forbearance by the Company’s lenders and bondholders during the period under which strategic alternatives are reviewed; (iv) the Company’s ability to maintain appropriate payment terms with its vendors; (v) the Company’s ability to execute its previously announced company-wide cost reduction program; (vi) the ability of the company to continue as a going concern; (vii) bankruptcy court approval of the company’s motions prosecuted by it from time to time; (viii) the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (ix) risks associated with third parties seeking and obtaining bankruptcy court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (x) the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; (xi) the company’s ability to maintain contracts that are critical to its operations; (xii) potential adverse developments with respect to the company’s liquidity or results of operations; (xiii) the ability to fund and execute its business plan; (xiv) the ability to attract, retain and compensate key executives and associates; (xv) the ability of the company to attract and retain customers; and (xvi) other uncertainties and risk factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person. The Company disclaims any obligation to update such statements or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Company Information

Radnor Holdings Corporation is a leading manufacturer and distributor of a broad line of disposable foodservice products in the United States and specialty chemical products worldwide. The Company operates 14 plants in North America and 3 in Europe and distributes its foodservice products from 10 distribution centers throughout the United States. For more information about the Company, please visit the Company’s web site at www.radnorholdings.com.

Contacts:

Media Only:

Kekst and Company

Michael Freitag or Kimberly Kriger

(212) 521-4800

All Other Company Inquiries:

Radnor Holdings Corporation

(610) 341-9600

Tennenbaum Capital Partners Media Contact:

The Abernathy MacGregor Group Daniel Hilley

(213) 630-6550

For more information about Tennenbaum Capital Partners, please visit www.tennenbaumcapital.com.

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